Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

INCREASE IN NET ASSETS FOR SECOND QUARTER

HOUSTON, TX – August 11, 2006 – Equus II Incorporated (NYSE: EQS) (“Equus” or the “Fund”) reports net assets as of June 30, 2006, of $84.3 million, equivalent to $10.40 per share or a 5% increase from the first quarter of 2006 and a 4% increase from the end of 2005 after the effect of the $2.50 per share dividend declared on February 2, 2006. Comparative data is summarized below:

	6/30/06	3/31/06	12/31/05	6/30/05
Net assets	$84,307,330	$80,065,212	$92,602,338	$84,103,763
Shares outstanding	8,106,365	8,106,365	7,376,592	7,376,592
Net assets per share	$10.40	$9.88	$12.55	$11.40

Significant events for the second quarter, 2006 are as follows:

•	Portfolio Company Increase. Drilltec Corporation, Jones Industrial Holdings, Inc., PalletOne, Inc. and Sovereign Business Forms, Inc. collectively increased approximately $5 million in value due to improved operating performance. These portfolio companies comprise approximately 46% of the Fund. Of the $5 million increase, Drilltec Corporation represented an increase of approximately $2.5 million or 31 cents per share due to continued improving operating performance.

•	Financial Advisor. The Fund has engaged AG Edwards, Inc. to provide strategic financial advisory services to the Fund.

“We are pleased with the results of the first year under the new management company of Moore Clayton Capital Advisors,” commented Anthony R. Moore, Co-Chairman, CEO and President of Equus. “Investments have been made in the real estate and family entertainment and leisure sectors, which are representative of the Fund’s new millennium investment strategy. We continue to realize value from some of the Fund’s historical investments which is reflected in the increase of net assets. As our primary focus remains on enhancing shareholder value, we will seek to provide the highest total return consisting of capital appreciation and current income. We are excited about the future.”

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus may be obtained from the website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.